Exhibit 99.1

First Quarter 2023 Earnings Results Media Relations: Tony Fratto 212-902-5400 Investor Relations: Carey Halio 212-902-0300
The Goldman Sachs Group, Inc. 200 West Street | New York, NY 10282

First Quarter 2023 Earnings Results

Goldman Sachs Reports First Quarter Earnings Per Common Share of $8.79

“The events of the first quarter acted as another real-life stress test, demonstrating the resilience of Goldman Sachs and the nation’s largest financial institutions. Our deeply rooted risk management culture, strong liquidity and robust capital position enabled us to continue to support our clients and deliver solid performance. We are operating from a position of strength and remain focused on executing our strategy to further grow our leading Global Banking & Markets and Asset & Wealth Management franchises.”

- David Solomon, Chairman and Chief Executive Officer

Financial Summary

Net Revenues	Net Earnings	EPS
1Q23 $12.22 billion	1Q23 $3.23 billion	1Q23 $8.79

Annualized ROE[1]	Annualized ROTE[1]	Book Value Per Share
1Q23 11.6%	1Q23 12.6%	1Q23 $310.48

NEW YORK, April 18, 2023 – The Goldman Sachs Group, Inc. (NYSE: GS) today reported net revenues of $12.22 billion and net earnings of $3.23 billion for the first quarter ended March 31, 2023. Net revenues included a loss of approximately $470 million related to a partial sale of the Marcus loans portfolio and the transfer of the remainder of the portfolio to held for sale (largely offset by a related reserve reduction of approximately $440 million in provision for credit losses).

Diluted earnings per common share (EPS) was $8.79 for the first quarter of 2023 compared with $10.76 for the first quarter of 2022 and $3.32 for the fourth quarter of 2022.

Annualized return on average common shareholders’ equity (ROE)1 was 11.6% and annualized return on average tangible common shareholders’ equity (ROTE)1 was 12.6% for the first quarter of 2023.

Goldman Sachs Reports

First Quarter 2023 Earnings Results

Highlights

◾	During the quarter, the firm supported clients and continued to execute on strategic priorities, which contributed to solid quarterly net revenues of $12.22 billion and diluted EPS of $8.79.

◾

Global Banking & Markets generated quarterly net revenues of $8.44 billion, driven by strong performances in Fixed Income, Currency and Commodities (FICC) and Equities, including record quarterly net revenues in Equities financing.

◾	The firm ranked #1 in worldwide completed mergers and acquisitions for the year-to-date.[2]

◾	Asset & Wealth Management generated quarterly net revenues of $3.22 billion, including record Management and other fees.

◾	Assets under supervision[3,4] increased $125 billion during the quarter to a record $2.67 trillion.

◾	Platform Solutions generated quarterly net revenues of $564 million, more than double the amount in the prior year period.

◾	Book value per common share increased by 2.3% during the quarter to $310.48.

Net Revenues

Net revenues were $12.22 billion for the first quarter of 2023, 5% lower than the first quarter of 2022 and 15% higher than the fourth quarter of 2022. The decrease compared with the first quarter of 2022 reflected lower net revenues in Global Banking & Markets, partially offset by significantly higher net revenues in Asset & Wealth Management and Platform Solutions.

Net Revenues
$12.22 billion

Goldman Sachs Reports

First Quarter 2023 Earnings Results

Global Banking & Markets

Net revenues in Global Banking & Markets were $8.44 billion for the first quarter of 2023, 16% lower than a strong first quarter of 2022 and 30% higher than the fourth quarter of 2022.

Investment banking fees were $1.58 billion, 26% lower than the first quarter of 2022, primarily due to significantly lower net revenues in Advisory, reflecting a significant decline in industry-wide completed mergers and acquisitions transactions, and Debt underwriting, reflecting a decline in industry-wide volumes. The firm’s Investment banking fees backlog[3] decreased compared with the end of 2022.

Net revenues in FICC were $3.93 billion, 17% lower than the first quarter of 2022, reflecting significantly lower net revenues in FICC intermediation, driven by significantly lower net revenues in currencies and commodities, partially offset by significantly higher net revenues in interest rate products and higher net revenues in mortgages and credit products. Net revenues in FICC financing were slightly higher.

Net revenues in Equities were $3.02 billion, 7% lower than the first quarter of 2022, due to significantly lower net revenues in Equities intermediation across both derivatives and cash products. Net revenues in Equities financing were significantly higher, primarily reflecting increased spreads.

Net revenues in Other were $(81) million, compared with $(51) million for the first quarter of 2022.

Global Banking & Markets
$8.44 billion
Advisory	$ 818 million
Equity underwriting	$ 255 million
Debt underwriting	$ 506 million
Investment banking fees	$ 1.58 billion
FICC intermediation	$ 3.28 billion
FICC financing	$ 651 million
FICC	$ 3.93 billion
Equities intermediation	$ 1.74 billion
Equities financing	$ 1.27 billion
Equities	$ 3.02 billion
Other	$ (81) million

Asset & Wealth Management

Net revenues in Asset & Wealth Management were $3.22 billion for the first quarter of 2023, 24% higher than the first quarter of 2022 and 10% lower than the fourth quarter of 2022. The increase compared with the first quarter of 2022 reflected net gains in Equity investments compared with net losses in the prior year period, higher Management and other fees and higher net revenues in Debt investments. Net revenues in Private banking and lending included a loss of approximately $470 million related to a partial sale of the Marcus loans portfolio and the transfer of the remainder of the portfolio to held for sale (largely offset by a related reserve reduction of approximately $440 million in provision for credit losses).

The increase in Equity investments net revenues reflected mark-to-market net gains from investments in public equities compared with significant mark-to-market net losses in the prior year period, partially offset by significantly lower net gains from investments in private equities. The increase in Management and other fees primarily reflected the inclusion of NN Investment Partners (NNIP) and a reduction in fee waivers on money market funds. The increase in Debt investments net revenues reflected net mark-ups compared with net mark-downs in the prior year period. Net revenues in Private banking and lending were significantly lower, due to the loss related to the Marcus loans portfolio, partially offset by the impact of higher deposit spreads. Incentive fees were also lower.

Asset & Wealth Management
$3.22 billion
Management and other fees	$ 2.28 billion
Incentive fees	$ 53 million
Private banking and lending	$ 354 million
Equity investments	$ 119 million
Debt investments	$ 408 million

Goldman Sachs Reports

First Quarter 2023 Earnings Results

Platform Solutions

Net revenues in Platform Solutions were $564 million for the first quarter of 2023, 110% higher than the first quarter of 2022 and 10% higher than the fourth quarter of 2022. The increase compared with the first quarter of 2022 reflected significantly higher net revenues in Consumer platforms.

The increase in Consumer platforms net revenues primarily reflected significantly higher average credit card balances. Transaction banking and other net revenues were also higher, reflecting higher average deposit balances.

Platform Solutions
$564 million
Consumer platforms	$ 490 million
Transaction banking and other	$ 74 million

Provision for Credit Losses

Provision for credit losses was a net benefit of $171 million for the first quarter of 2023, compared with net provisions of $561 million for the first quarter of 2022 and $972 million for the fourth quarter of 2022. The net benefit for the first quarter of 2023 reflected a reserve reduction of approximately $440 million related to a partial sale of the Marcus loans portfolio and the transfer of the remainder of the portfolio to held for sale, partially offset by net provisions related to the credit card and point-of-sale loan portfolios, reflecting net charge-offs and growth, and a provision related to a term deposit. Provisions for the first quarter of 2022 primarily reflected growth in the credit card portfolio, the impact of macroeconomic and geopolitical concerns, and individual impairments on wholesale loans.

Provision for Credit Losses
$(171) million

Operating Expenses

Operating expenses were $8.40 billion for the first quarter of 2023, 9% higher than the first quarter of 2022 and 4% higher than the fourth quarter of 2022. The firm’s efficiency ratio[3] for the first quarter of 2023 was 68.7%, compared with 59.7% for the first quarter of 2022.

The increase in operating expenses compared with the first quarter of 2022 was due to impairments of approximately $355 million related to consolidated real estate investments (in depreciation and amortization), the inclusion of NNIP and higher technology and transaction based expenses.

Net provisions for litigation and regulatory proceedings for the first quarter of 2023 were $72 million compared with $125 million for the first quarter of 2022.

Headcount decreased 6% compared with the end of 2022, primarily reflecting a headcount reduction initiative during the quarter.

Operating Expenses
$8.40 billion

Efficiency Ratio
68.7%

Goldman Sachs Reports

First Quarter 2023 Earnings Results

Provision for Taxes

The effective income tax rate for the first quarter of 2023 was 19.0%, up from the full year rate of 16.5% for 2022, primarily due to the impact of an increase in taxes on non-U.S. earnings and decreases in permanent tax benefits, partially offset by the impact of tax benefits on the settlement of employee share-based awards for the first quarter of 2023 compared with the full year of 2022.

Effective Tax Rate
19.0%

Other Matters

◾ On April 14, 2023, the Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $2.50 per common share to be paid on June 29, 2023 to common shareholders of record on June 1, 2023.

◾ During the quarter, the firm returned $3.41 billion of capital to common shareholders, including $2.55 billion of common share repurchases (7.1 million shares at an average cost of $359.77) and $868 million of common stock dividends.[3]

◾ Global core liquid assets[3] averaged $399 billion[4] for the first quarter of 2023, compared with an average of $409 billion for the fourth quarter of 2022.

Declared Quarterly Dividend Per Common Share
$2.50

Common Share Repurchases
7.1 million shares for $2.55 billion

Average GCLA
$399 billion

Goldman Sachs Reports

First Quarter 2023 Earnings Results

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results, financial condition and liquidity may differ, possibly materially, from the anticipated results, financial condition and liquidity in these forward-looking statements. For information about some of the risks and important factors that could affect the firm’s future results, financial condition and liquidity, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2022.

Information regarding the firm’s assets under supervision, capital ratios, risk-weighted assets, supplementary leverage ratio, balance sheet data, global core liquid assets and VaR consists of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s Investment banking fees backlog and future results also may constitute forward-looking statements. Such statements are subject to the risk that transactions may be modified or may not be completed at all, and related net revenues may not be realized or may be materially less than expected. Important factors that could have such a result include, for underwriting transactions, a decline or weakness in general economic conditions, an outbreak or worsening of hostilities, including the escalation or continuation of the war between Russia and Ukraine, continuing volatility in the securities markets or an adverse development with respect to the issuer of the securities and, for financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For information about other important factors that could adversely affect the firm’s Investment banking fees, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2022.

Conference Call

A conference call to discuss the firm’s financial results, outlook and related matters will be held at 9:30 am (ET). The call will be open to the public. Members of the public who would like to listen to the conference call should dial 1-888-205-6786 (in the U.S.) or 1-323-794-2558 (outside the U.S.) passcode number 7042022. The number should be dialed at least 10 minutes prior to the start of the conference call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the firm’s website, www.goldmansachs.com/investor-relations. There is no charge to access the call. For those unable to listen to the live broadcast, a replay will be available on the firm’s website beginning approximately three hours after the event. Please direct any questions regarding obtaining access to the conference call to Goldman Sachs Investor Relations, via e-mail, at gs-investor-relations@gs.com.

Goldman Sachs Reports

First Quarter 2023 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Segment Net Revenues (unaudited)

$ in millions

	THREE MONTHS ENDED			% CHANGE FROM

	MARCH 31, 2023	DECEMBER 31, 2022	MARCH 31, 2022	DECEMBER 31, 2022	MARCH 31, 2022
GLOBAL BANKING & MARKETS
Advisory	$ 818	$ 1,408	$ 1,127	(42) %	(27) %
Equity underwriting	255	183	276	39	(8)
Debt underwriting	506	282	741	79	(32)
Investment banking fees	1,579	1,873	2,144	(16)	(26)

FICC intermediation	3,280	1,974	4,099	66	(20)
FICC financing	651	713	631	(9)	3
FICC	3,931	2,687	4,730	46	(17)

Equities intermediation	1,741	1,109	2,178	57	(20)
Equities financing	1,274	964	1,061	32	20
Equities	3,015	2,073	3,239	45	(7)

Other	(81)	(114)	(51)	N.M.	N.M.
Net revenues	8,444	6,519	10,062	30	(16)

ASSET & WEALTH MANAGEMENT
Management and other fees	2,282	2,248	2,035	2	12
Incentive fees	53	39	79	36	(33)
Private banking and lending	354	753	492	(53)	(28)
Equity investments	119	287	(294)	(59)	N.M.
Debt investments	408	234	291	74	40
Net revenues	3,216	3,561	2,603	(10)	24

PLATFORM SOLUTIONS
Consumer platforms	490	433	201	13	144
Transaction banking and other	74	80	67	(8)	10
Net revenues	564	513	268	10	110

Total net revenues	$ 12,224	$ 10,593	$ 12,933	15	(5)
Geographic Net Revenues (unaudited)[3]
$ in millions

	THREE MONTHS ENDED

	MARCH 31, 2023	DECEMBER 31, 2022	MARCH 31, 2022
Americas	$ 7,194	$ 6,920	$ 7,334
EMEA	3,584	2,406	3,871
Asia	1,446	1,267	1,728
Total net revenues	$ 12,224	$ 10,593	$ 12,933

Americas	59%	65%	57%
EMEA	29%	23%	30%
Asia	12%	12%	13%
Total	100%	100%	100%

Goldman Sachs Reports

First Quarter 2023 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Consolidated Statements of Earnings (unaudited)

In millions, except per share amounts and headcount

	THREE MONTHS ENDED			% CHANGE FROM

	MARCH 31, 2023	DECEMBER 31, 2022	MARCH 31, 2022	DECEMBER 31, 2022	MARCH 31, 2022
REVENUES
Investment banking	$ 1,578	$ 1,873	$ 2,144	(16) %	(26) %
Investment management	2,289	2,258	2,070	1	11
Commissions and fees	1,088	968	1,003	12	8
Market making	5,433	3,051	6,029	78	(10)
Other principal transactions	55	369	(140)	(85)	N.M.
Total non-interest revenues	10,443	8,519	11,106	23	(6)

Interest income	14,938	12,411	3,212	20	365
Interest expense	13,157	10,337	1,385	27	850
Net interest income	1,781	2,074	1,827	(14)	(3)

Total net revenues	12,224	10,593	12,933	15	(5)

Provision for credit losses	(171)	972	561	N.M.	N.M.

OPERATING EXPENSES
Compensation and benefits	4,090	3,764	4,083	9	–
Transaction based	1,405	1,434	1,244	(2)	13
Market development	172	216	162	(20)	6
Communications and technology	466	481	424	(3)	10
Depreciation and amortization	970	727	492	33	97
Occupancy	265	261	251	2	6
Professional fees	383	495	437	(23)	(12)
Other expenses	651	713	623	(9)	4
Total operating expenses	8,402	8,091	7,716	4	9

Pre-tax earnings	3,993	1,530	4,656	161	(14)
Provision for taxes	759	204	717	272	6
Net earnings	3,234	1,326	3,939	144	(18)
Preferred stock dividends	147	141	108	4	36
Net earnings applicable to common shareholders	$ 3,087	$ 1,185	$ 3,831	161	(19)

EARNINGS PER COMMON SHARE
Basic[3]	$ 8.87	$ 3.35	$ 10.87	165%	(18) %
Diluted	$ 8.79	$ 3.32	$ 10.76	165	(18)

AVERAGE COMMON SHARES
Basic	346.6	349.5	351.2	(1)	(1)
Diluted	351.3	356.7	355.9	(2)	(1)

SELECTED DATA AT PERIOD-END
Common shareholders’ equity	$ 106,806	$ 106,486	$ 104,536	–	2
Basic shares[3]	344.0	350.8	356.4	(2)	(3)
Book value per common share	$ 310.48	$ 303.55	$ 293.31	2	6

Headcount	45,400	48,500	45,100	(6)	1

Goldman Sachs Reports

First Quarter 2023 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)4

$ in billions

	AS OF

	MARCH 31, 2023	DECEMBER 31, 2022
ASSETS
Cash and cash equivalents	$ 229	$ 242
Collateralized agreements	405	414
Customer and other receivables	145	136
Trading assets	407	301
Investments	132	131
Loans	178	179
Other assets	42	39
Total assets	$ 1,538	$ 1,442

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$ 375	$ 387
Collateralized financings	263	155
Customer and other payables	266	262
Trading liabilities	194	191
Unsecured short-term borrowings	65	61
Unsecured long-term borrowings	241	247
Other liabilities	17	22
Total liabilities	1,421	1,325
Shareholders’ equity	117	117
Total liabilities and shareholders’ equity	$ 1,538	$ 1,442
Capital Ratios and Supplementary Leverage Ratio (unaudited)[3,4] $ in billions

	AS OF

	MARCH 31, 2023	DECEMBER 31, 2022
Common equity tier 1 capital	$ 98.1	$ 98.1

STANDARDIZED CAPITAL RULES
Risk-weighted assets	$ 661	$ 653
Common equity tier 1 capital ratio	14.8%	15.0%

ADVANCED CAPITAL RULES
Risk-weighted assets	$ 678	$ 679
Common equity tier 1 capital ratio	14.5%	14.4%

SUPPLEMENTARY LEVERAGE RATIO
Supplementary leverage ratio	5.8%	5.8%
Average Daily VaR (unaudited)[3,4,5] $ in millions

	THREE MONTHS ENDED

	MARCH 31, 2023	DECEMBER 31, 2022
RISK CATEGORIES
Interest rates	$ 92	$ 95
Equity prices	28	30
Currency rates	32	41
Commodity prices	22	28
Diversification effect	(73)	(92)
Total	$ 101	$ 102

Goldman Sachs Reports

First Quarter 2023 Earnings Results

The Goldman Sachs Group, Inc. and Subsidiaries

Assets Under Supervision (unaudited)3,4

$ in billions

	AS OF

	MARCH 31, 2023	DECEMBER 31, 2022	MARCH 31, 2022
ASSET CLASS
Alternative investments	$ 268	$ 263	$ 240
Equity	597	563	592
Fixed income	1,047	1,010	887
Total long-term AUS	1,912	1,836	1,719
Liquidity products	760	711	675
Total AUS	$ 2,672	$ 2,547	$ 2,394

	THREE MONTHS ENDED

	MARCH 31, 2023	DECEMBER 31, 2022	MARCH 31, 2022
Beginning balance	$ 2,547	$ 2,427	$ 2,470
Net inflows / (outflows):
Alternative investments	1	3	5
Equity	(2)	–	14
Fixed income	9	19	(2)
Total long-term AUS net inflows / (outflows)	8	22	17
Liquidity products	49	11	(6)
Total AUS net inflows / (outflows)	57	33	11
Acquisitions / (dispositions)	–	–	7
Net market appreciation / (depreciation)	68	87	(94)
Ending balance	$ 2,672	$ 2,547	$ 2,394

Goldman Sachs Reports

First Quarter 2023 Earnings Results

Footnotes

1.

Annualized ROE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly common shareholders’ equity. Annualized ROTE is calculated by dividing annualized net earnings applicable to common shareholders by average monthly tangible common shareholders’ equity (tangible common shareholders’ equity is calculated as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets). Management believes that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally, and that tangible common shareholders’ equity is meaningful because it is a measure that the firm and investors use to assess capital adequacy. ROTE and tangible common shareholders’ equity are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

The table below presents a reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity:

AVERAGE FOR THE

Unaudited, $ in millions	THREE MONTHS ENDED MARCH 31, 2023
Total shareholders’ equity	$ 116,819
Preferred stock	(10,703)
Common shareholders’ equity	106,116
Goodwill	(6,392)
Identifiable intangible assets	(1,985)
Tangible common shareholders’ equity	$ 97,739

2.	Dealogic – January 1, 2023 through March 31, 2023.

3.

For information about the following items, see the referenced sections in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2022: (i) Investment banking fees backlog – see “Results of Operations – Global Banking & Markets” (ii) assets under supervision – see “Results of Operations – Asset & Wealth Management – Assets Under Supervision” (iii) efficiency ratio – see “Results of Operations – Operating Expenses” (iv) share repurchase program – see “Capital Management and Regulatory Capital – Capital Management” (v) global core liquid assets – see “Risk Management – Liquidity Risk Management” (vi) basic shares – see “Balance Sheet and Funding Sources – Balance Sheet Analysis and Metrics” and (vii) VaR – see “Risk Management – Market Risk Management.”

For information about the following items, including changes made to the firm’s segments and reclassifications made to previously reported amounts, see the referenced sections in Part II, Item 8 “Financial Statements and Supplementary Data” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2022: (i) risk-based capital ratios and the supplementary leverage ratio – see Note 20 “Regulation and Capital Adequacy” (ii) geographic net revenues – see Note 25 “Business Segments” and (iii) unvested share-based awards that have non-forfeitable rights to dividends or dividend equivalents in calculating basic EPS – see Note 21 “Earnings Per Common Share.”

4.	Represents a preliminary estimate for the first quarter of 2023 and may be revised in the firm’s Quarterly Report on Form 10-Q for the period ended March 31, 2023.

5.

During the first quarter of 2023, the firm added the currency exposure on certain debt and equity positions to VaR and removed certain debt and equity positions (and related hedges) from VaR as management believes that the risk of these positions is more appropriately measured and monitored using 10% sensitivity measures. Prior period amounts for average daily VaR have been conformed to the current presentation. The impact of such changes was not material. See “Risk Management – Market Risk Management” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Annual Report on Form 10-K for the year ended December 31, 2022 for further information about VaR and 10% sensitivity measures.